Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN ANNOUNCES SETTLEMENT OF FMU-143 LITIGATION

Bloomfield, Connecticut (December 21, 2011) –Kaman Corporation (NASDAQ-GS: KAMN) announced today that its subsidiary Kaman Precision Products, Inc., located in Orlando, FL (“KPPI”), and the U.S. Government (“USG”) have entered into an agreement to settle lawsuits related to KPPI’s prior FMU-143 fuze program.  As previously reported by the Company, the litigation has involved contract termination and monetary legal actions by both parties and a civil False Claims Act action brought by the Department of Justice.

Under the terms of the settlement, KPPI will make a payment to the USG in the amount of $4.75 million and each party will release the other as to the subject matters of the litigations.  Neither party has admitted liability in connection with the settlement.   Additionally, the USG agreed as part of the settlement to withdraw its fraud allegations in connection with termination of KPPI’s FMU-143 contract, which the Company has consistently and strongly denied.

Separately, KPPI will write off program-related inventory in an amount of $1.45 million, net of reserves.  Therefore, the impact of this settlement will be a charge to fourth quarter 2011 pre-tax earnings of $6.2 million.  Net of tax, this will be $0.15 per diluted share.

Candace A. Clark, Senior Vice President and Chief Legal Officer commented, “We are grateful to have arrived at an agreement that avoids continuation of the legal expenses and diversion of management time and effort that has been experienced for seven years now in connection with these matters.”

“There is nothing more important to Kaman than our more than sixty-five year heritage of providing the highest quality, most dependable products to our warfighters and we believe have conducted ourselves in that manner at all times,” stated Neal J. Keating, Chairman, President and CEO of Kaman Corporation.

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Contacts:
Eric Remington
VP, Investor Relations
Kaman Corporation
(860) 243-6334
eric.remington@kaman.com